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                                                              EXHIBIT 10.12

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


AGREEMENT, dated as of November 8, 1996 by and between Level 8 Systems, Inc., a New York corporation, with its principal office at One Penn Plaza, Suite 3401, New York, NY 10119 (the "Company") and Samuel Somech, residing at 9 Cloudy Lane, New Hyde Park, New York 11040 (the "Employee" ).

INTRODUCTION

The Employee and the Company's subsidiary are parties to an employment agreement dated March 31, 1995, as amended on April 6, 1995, May 25, 1995 and September 18,1996; the parties desire to provide for the employment of the Employee with the Company pursuant to certain new terms. In order to accomplish such purposes and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereby enter into this Agreement.

ARTICLE I

CERTAIN DEFINITIONS

1.1  "Board" means the Board of Directors of the Company.

1.2 "Date of Termination" means the date of receipt of the Notice of Termination in accordance with Section 5.4 hereof, or any later date specified therein, or the date of death of the Employee, as applicable.

1.3 "Disability" means a disability which, at least ninety (90) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably); and as used herein, the term "Disabled" has a correlative meaning.

1.4 "Good Reason" means (a) an adverse alteration in Employee's reporting responsibilities; (b) a reduction in Employee's Annual Salary; (c) any material failure of the Company to comply with the provisions of this Agreement which failure shall not cease promptly, and in no event in more than ten days, after the Company's receipt of written notice from the Employee objecting to such conduct; (d) any purported termination by the Company of the Employee's employment other than as expressly permitted by this Agreement and (e) any failure by the Company to comply with and satisfy
Section 7.2 hereof. For purposes of this Agreement, any good faith determination of "Good Reason" made by the Employee shall be conclusive.


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1.5 "Termination With Cause" has the meaning set forth in Section 5. 1 hereof, and "Cause" when used alone, has a correlative meaning.

ARTICLE II EMPLOYMENT; TERM; DUTIES

2.1 Employment. Upon the terms and subject to the conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as President of the Company.

2.2 Term. The term of this Agreement (the "Term") shall be three (3) years, commencing on the date hereof and terminating on the third anniversary of the date hereof. The Term shall be automatically extended on a month-to month basis after the expiration of such three (3) year period, unless either party provides notice to the other party of its intention not to extend the Term, at least fifteen (15) days prior to the end of the current Term.

2.3 Duties. During the Term, the Employee shall perform such duties for the Company and for its subsidiaries and affiliates, consistent with his position and title hereunder, and as may be assigned to him, consistent with his position hereunder, from time to time by the Board. The Employee shall devote his best efforts and his entire business time, attention and energies to the performance of his duties hereunder.

2.4 Exclusive Agreement. The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Employee from rendering service to the Company during the Term as provided herein.

ARTICLE III COMPENSATION AND RELATED MATTERS

3.1 Compensation. As compensation for the services rendered by the Employee hereunder, the Company shall pay to Employee an annual salary (the "Annual Salary" ), subject to adjustment as hereinafter provided, of One Hundred and Fifty Thousand Dollars ($150,000.00) per annum, payable in not more than monthly installments. The Annual Salary shall be increased on each anniversary of the date of this Agreement by an amount to be determined by the Board in its discretion.

3.2 Performance Bonus. Employee shall receive a performance bonus, payable in cash within 90 days after the end of each fiscal year of the Company, in such amount as the Board shall determine in its discretion.

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3.3 Deductions. The Company shall deduct from the compensation described in
Section 3.1 hereof, any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

3.4 Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Section 3.1 in respect of any period during which the Employee is disabled (as contemplated in Section 5.3 hereof) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Company.

ARTICLE IV BENEFITS; EXPENSES

4.1 Benefits; Perquisites. During the Term, the Employee shall be entitled to such benefits and perquisites, including paid vacation and participation in incentive, savings, retirement, group life, health, accident, disability and hospitalization insurance plans, as the Company may from time to time generally make available to its employees.

4.2 Expenses. The Company agrees to reimburse the Employee' upon presentation of a reasonably itemized report, for out-of-pocket expenses in excess of the allowance provided pursuant to Section 4.3 below which were reasonably incurred by the Employee in connection with the performance of his duties hereunder.

4.3 Automobile and Telephone Allowance. During the Term, the Company shall furnish the Employee with a monthly allowance of up to Two Thousand Dollars ($2,000.00) before taxes for automobile, telephone and other expenses incurred in connection with the performance of his duties hereunder.

4.4 Stock Options. The Company shall grant to the Employee incentive stock options, in addition to any options previously granted to him, to purchase 250,000 shares of the common stock of the Company for a purchase price of Ten Dollars and Twenty Five Cents ($10.25) per share, of which options to acquire 50,000 shares shall be immediately vested, with one-third of the balance vesting at the end of each annual anniversary of the date of this Agreement.



ARTICLE V TERMINATION; DEATH; DISABILITY

5 1 Termination of Employment With Cause; Resignation without Good Reason. If the

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Employee  (a) breaches any material provision of this Agreement and such breach is not remedied within thirty (30) days after written notice thereof from the Company; or (b) has committed an act of gross misconduct within the meaning of Securities and Exchange Commission's regulations in connection with the performance of his duties hereunder; or (c) demonstrates habitual negligence (as determined in good faith by the Board) and fails to cure such negligent behavior within thirty (30) days after written notice from the Company; or (d) has been convicted of committing a felony, or (e) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder; or (f) resigns without Good Reason, then, in addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right to terminate Employee's employment (a "Termination With Cause"), without any further liability or obligation to him hereunder or otherwise in respect of his employment, other than its obligation to pay accrued but unpaid Annual Salary and vacation time as of the Date of Termination.

5.2 Termination Other Than With Cause or Disability: Resignation for Good Reason. (a) Notwithstanding any provision in this Agreement to the contrary, if during the Term, the Company terminates the Employee's employment and such termination is not a Termination With Cause, or for Disability, or as a result of Employee's death, or the Employee terminates his employment for Good Reason, the Company shall pay the Employee, as a termination fee, an amount equal to 50% of the salary which would have otherwise been payable to him with respect to the period from the termination date through the end of the Term.

(b) The Employee acknowledges that the payments referred to in this Section
5.2 constitute the only payments which the Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment for any of the reasons referred to in this Section 5.2, and that except for such payments the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

5.3 Resignation for Other Than Good Reason. Employee may resign from his employment hereunder at any time upon ninety (90) days' prior written notice; provided. however that at any time after the giving of such notice the Company may elect to terminate Employee on an earlier date, in which event the Company shall have no obligation to make any payments hereunder other than its obligation to pay accrued but unpaid Annual Salary and vacation time as of the Date of Termination.

5.4 Death; Disability. The Employee's employment hereunder shall terminate
(x) upon his death or (y) if the Employee becomes Disabled, at the election of the Company by written notice to the Employee. In the event of a termination of the Employee's employment by reason of death or Disability, the Company shall pay the Employee (or his legal representatives, as the case may be) as follows:

(a) any accrued but unpaid compensation for Annual Salary as of the Date of Termination;


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(b) the Employee's Annual Salary in effect on the Date of Termination, in monthly installments for the balance of the Term, but in no event shall such payments be made for more than six (6) months;

(c) a cash payment payable within ten (10) days after the Date of Termination equal to the Employee's Annual Salary on a daily basis (computed on a 260-day year), multiplied by the number of accrued and unused vacation days at the date of such termination; and

(d) in the event the Employee is Disabled, the Company will continue to provide the benefits provided under Section 4.1 hereof for the Employee (and the Employee's family members, if applicable), to the extent such benefits continue to remain available without any significant increase in cost, for the balance of the Term, until and unless the Employee obtains other employment with comparable benefits within such Term.

(e) The Employee acknowledges that the payments referred to in this Section
5.3 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

5.5 Notice of Termination. Any Termination With Cause or for Disability or resignation by the Employee for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with Section 8.2 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason hereunder shall not be deemed a waiver of any right of the Employee hereunder and shall not preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

ARTICLE VI INVENTIONS; NON-DISCLOSURE; NON-COMPETITION

6.1 Inventions. All processes, technologies and inventions (collectively, "inventions"), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts

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